Exhibit 4.1

AMENDMENT NO. 1 TO

THE RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”) is dated as of June 27, 2020 (the “Effective Date”) and amends the Rights Agreement, dated as of March 31, 2020 (the “Rights Agreement”), by and between Synalloy Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Rights Agreement.

RECITALS

WHEREAS, the Board of Directors of the Company determined that it is in the best interests of the Company and its stockholders to terminate the Rights Agreement and the associated Rights;

WHEREAS, the Company, by action of the Board, may from time to time, and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of any holders of Rights in accordance with Section 28 of the Rights Agreement; and

WHEREAS, the Rights Agent is hereby directed to join in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

1.   Amendment of the Rights Agreement.

a.         Clause (i) Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(i) 11:59 P.M., New York City time, on June 28, 2020 (the “Final Expiration Time”),

b.         Section 7 of the Rights Agreement is hereby amended by adding a new Section 7(g) as follows:

(g) Except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate upon the earlier of the Expiration Time and such time as all outstanding Rights have been exercised, redeemed or exchanged hereunder.

2.   Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

3.   Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification; provided, however, that the effect of this Amendment is to terminate the Rights Agreement at the Expiration Time in accordance with Section 7 of the Rights Agreement. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4.   Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax, email or .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5.   Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6.   Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

7.   Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8.   Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Synalloy CORPORATION

By:	/s/ Sally M. Cunningham
Name:	Sally M. Cunningham
Title:	Vice President of Corporate Administration
and Corporate Secretary

Signature Page to

Amendment No. 1 to the Rights Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

American Stock Transfer & Trust Company, LLC

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President

Signature Page to

Amendment No. 1 to the Rights Agreement